Exhibit 10.4

AGREEMENT No. 041/2020.934.C

INFORMATION TECHNOLOGY SERVICES AGREEMENT ENTERED INTO BY AND BETWEEN AGIBANK FINANCEIRA S/A – CREDITO, FINANCIAMENTO E INVESTIMENTO AND EMPRESA DE TECNOLOGIA E INFORMAÇÕES DA PREVIDÊNCIA – DATAPREV, FOR THE MAKING OF PAYROLL DEDUCTION RESULTING FROM LOANS, CREDIT CARD TRANSACTIONS TO HOLDERS OF RETIREMENT AND PENSION BENEFITS UNDER THE GENERAL SOCIAL SECURITY SYSTEM, AND FOR THE CHANGE OF OWNERSHIP.

AGIBANK FINANCEIRA S/A - CREDITO FINANCIAMENTO E INVESTIMENTOS, with principal place of business at Rua Mariante, 25 – 8th Floor, Rio Branco, Porto Alegre-RS, Postal Code (CEP): 90430-181, registered with the National Corporate Taxpayers’ Register of the Ministry of Finance (CNPJ/MF) under No. 13.660.104/0001-74, herein represented by its CEO, Mr. MARCIANO TESTA and its Officer, Ms. BEATRIZ COUTO DELLEVEDOVE BERNARDI, hereinafter referred to simply as PRINCIPAL, and EMPRESA DE TECNOLOGIA E INFORMAÇÕES DA PREVIDÊNCIA – DATAPREV, a Federal State-Owned Company, registered with the CNPJ under No. 42.422.253/0001-01, with its principal place of business at the Setor de Autarquias Sul – Quadra 1 – Bloco E/F, Brasília - DF, Postal Code (CEP) 70.070-931, herein represented by its President, Mr. GUSTAVO HENRIQUE RIGODANZO CANUTO and by its Chief Relationship and Business Officer, Mr. ALAN DO NASCIMENTO SANTOS, hereinafter referred to as DATAPREV, resolve to enter into this Information Technology Services Agreement, which shall be governed by the following clauses and conditions:

SECTION ONE – SUBJECT MATTER

The subject matter of this Agreement is the provision, by DATAPREV to PRINCIPAL, of the information technology services provided for in the Technical Cooperation Agreement entered into by and between PRINCIPAL and the Brazilian Social-Security Institute (INSS), necessary for operationalization of the provisions of article 6 of Law No. 10.820 of 2003, for the payroll deduction of discounts on social-security benefits whose holder has taken out a personal loan and/or credit card transaction with PRINCIPAL.

1.1. The Technical Cooperation Agreement entered into by and between PRINCIPAL and the INSS, for the carrying out of the same payroll deductions that are the subject matter hereof, is an integral part of this Agreement, and its term is linked to the term of the Technical Cooperation Agreement in reference.

1.2. To carry out the credit transactions mentioned in the subject matter hereof, PRINCIPAL shall ensure that the beneficiaries meet all legal requirements for operationalizing the payroll deductions in social-security benefits.

SECTION TWO – LOANS AND CREDIT CARD TRANSACTIONS

PRINCIPAL represents that, in compliance with the rules applicable to institutions of the National Financial System and subject to their budgetary schedules, operational rules, and credit extension policy, it is duly authorized by the INSS to grant loans and/or credit cards to benefit holders, under the terms established in the applicable law.

SECTION THREE – SERVICES

By this Instrument and in the best form of law, DATAPREV agrees and undertakes to provide PRINCIPAL with the information technology services described in Exhibit I hereto, for the granting of payroll deduction loans taken out by Social Security beneficiaries and recipients.

3.1 – New services may be offered to PRINCIPAL and may be agreed later by adhering to a specific exhibit hereto, in accordance with the definitions and conditions set forth in this agreement.

SECTION FOUR – OBLIGATIONS

I – DATAPREV’S OBLIGATIONS:

a) Provide services in accordance with the specifications set forth in Exhibit I to this Agreement;

b) Process the payroll deduction of discounts and exclusions in accordance with this agreement and Exhibit I hereto;

c) Process the applicable cancellations, as provided for in INSS regulations, informing PRINCIPAL, through a monthly magnetic file, of the respective amounts, as detailed in Exhibit I;

d) Monthly inform PRINCIPAL of the installments subject or not subject to deduction, duly identified;

e) Generate the counter-receipt information for PRINCIPAL to pay for the services provided for support, development, system changes, database maintenance, and management information on payroll loans, under the conditions established in Section Eight of this Agreement;

f) Specifically use the Digital Relationship Protocol between Financial Institutions and the Social Security – Payroll Deduction Loan, to exchange information in an exclusive and non-transferable manner between PRINCIPAL and DATAPREV;

g) Provide the scheduled shutdown calendar and send a confirmation reminder of the next scheduled shutdown at least 48 hours in advance;

h) Not add new products and services without prior and express written consent from PRINCIPAL or representative entities, even if no additional costs are incurred in said products and services, except in cases required by the National Social Security Institute - INSS;

II – PRINCIPAL’S OBLIGATIONS:

a) To include credit agreements in the processing of the current month’s benefit payroll, PRINCIPAL shall send to DATAPREV, within the terms defined by INSS regulations, requests containing information on personal loan agreements or credit card transactions (Card Margin Reserve - RMC) in which the beneficiaries authorized payroll deduction directly to their monthly retirement and/or pension income, in accordance with the layout of the Digital Relationship Protocol between Financial Institutions and INSS Previdência – Payroll Deduction Loan;

b) Comply and cause compliance with the rules issued by the INSS and the applicable law on the matter, provided that perfect legal acts, res judicata, and vested rights are ensured;

c) Provide all clarifications relating to the subject matter of this Agreement when requested by DATAPREV, as quickly as possible and within the terms requested by DATAPREV;

d) Maintain with the INSS, during performance of this Agreement, all the accreditation, eligibility, and qualification conditions required for execution thereof;

e) Provide all the necessary infrastructure to meet operational needs, in accordance with standards and other conditions established by DATAPREV;

f) Obtain the information necessary to carry out the transactions that are the subject matter of this Agreement, including using the data provided by the respective beneficiary, in accordance with the applicable law, acting as the sole party responsible for the consents obtained from the beneficiary;

g) PRINCIPAL undertakes to submit to DATAPREV, by the date of execution of the agreement, a certified copy with notarized signature (i) of the current Articles of Association/Bylaws, (ii) of the corporate change(s) that have been consolidated in the current Articles of Association/Bylaws, if any, (iii) of the Minutes of Election of the Executive Board, (iv) Technical Cooperation Agreement entered into by and between PRINCIPAL and INSS and (iv) any other document, such as Power of Attorney, Minutes of Election of the Executive Board and/or Minutes of Meetings of the Executive Board, which may be necessary to prove the representation of PRINCIPAL.

h) If PRINCIPAL makes any type of corporate change during the term of the agreement, it shall notify INSS so that the Technical Cooperation Agreement can be updated, submitting to INSS the documentation requested by that autonomous government agency. After updating the Technical Cooperation Agreement, PRINCIPAL shall submit a certified copy with notarized signature of the respective amendment document to Dataprev.

i) Duly comply with all obligations assumed in the Technical Cooperation Agreement, which is the instrument entered into by and between INSS and PRINCIPAL for the performance of the same payroll deductions that are the subject matter of this agreement.

j) Inform DATAPREV, within a maximum term of two (2) business days of the occurrence of the fact, of any suspensions, impediments, or penalties imposed by INSS on PRINCIPAL that impact, harm, or disallow the execution or processing of the payroll deductions or accessory procedures or the provision of any of the services that are the subject matter of this agreement.

k) Adopt technological requirements, in addition to meeting the technical integration and security requirements established by Dataprev for consumption of the services.

SECTION FIVE – SITE OF PROVISION OF SERVICES

The services that are the subject matter of this Agreement shall be provided through CONTRACTOR’s establishments.

5.1 – The IT services referred to in the head paragraph of Section One hereof may be provided and invoiced at all DATAPREV units.

SECTION SIX – ACCREDITATION

The relationship between PRINCIPAL and DATAPREV, for the purpose of managing this Agreement, shall take place exclusively through the Legal Department in the former, and the Customer Agreement Management Department - DECC in the latter, which shall accredit their respective representatives.

6.1 - The accreditation referred to in the head paragraph of this Section shall be carried out through correspondence between the contracting parties within fifteen (15) days from the date of execution hereof.

SECTION SEVEN – COMMUNICATIONS AND RECORDS OF EVENTS

All communications relating to administrative matters of this Agreement shall be deemed regularly made if delivered or sent by officially filed letter or electronic notice with confirmation of receipt and matters through a request registered in the support tool made available by Dataprev through the contact person previously informed by PRINCIPAL in an account to be created after execution of the agreement.

7.1	- Communications addressed to DATAPREV shall be sent to the following email addresses:

7.2	- Communications addressed to PRINCIPAL shall be sent to the following address:

• Rua Mariante, No. 25, 10º Andar, Rio Branco – Porto Alegre-RS, CEP: 90.430-181.

SECTION EIGHT – PRICE, INVOICING, AND PAYMENT METHOD

For provision of the services that are the subject matter of this Agreement, PRINCIPAL undertakes to pay the prices set out in Exhibit 1 to this agreement.

8.1 - The prices above already include all taxes, fees, and other charges applicable to the provision of the service, the payment of which is the sole responsibility of DATAPREV.

8.2 – The prices set out in this agreement refer exclusively to processing services incurred by DATAPREV and do not include any charges for operational costs by the National Social Security Institute – INSS.

8.3 - The monthly charge for the services provided shall be made by DATAPREV after forwarding confirmation of the provision of services, through a detailed invoice and payment slip issued against PRINCIPAL, which shall make the payment by the fifth business day after presentation thereof.

8.3.1 – Services shall be provided independently and shall preferably be invoiced in aggregate. However, DATAPREV may, at its convenience and opportunity, separate services into separate invoices, which shall be itemized therein.

8.4 - The invoice issued by DATAPREV shall detail the due date, the service provided, its quantity, the unit price, and the total amount, and shall be accompanied by the respective Services Invoice and sent to the following email address:

8.5 - The parties shall keep their electronic and physical addresses up to date. Any change shall be immediately informed to the other party, under penalty of communications made after the change being disregarded.

8.6 - It shall be incumbent upon PRINCIPAL, through the representative referred to in Section Six of this Agreement, to notify DATAPREV, by the third business day prior to the invoice due date, of any inconsistency found in the performance of the services that are the subject matter of the invoice and which prevents acceptance thereof. In case of notice, DATAPREV shall provide the necessary clarifications or define the amount to be adjusted in the next invoice.

8.7 – In the event of late payment of the invoice, and provided that DATAPREV has not contributed to this in any way, the amount due shall be adjusted for inflation, based on the accrued variation of the Broad Consumer Price Index IPC-A, as disclosed by the Brazilian Geography and Statistics Institute (IBGE), between the due date and the date of actual payment, on a pro rata die basis.

8.8 - Regardless of the adjustment for inflation stated in the previous paragraph, if PRINCIPAL remains in default for more than twenty (20) days after the due date, late payment interest shall be levied, on a pro rata die basis, at the rate of one percent (1.0%) per month on the invoiced amount. No interest shall be levied in the case of notice as provided for in item 8.6.

8.9 – In the event of late payment, a late payment fine of 1% of the invoiced amount shall be charged. This fine shall not be imposed in the case of notice as provided for in item 8.6.

8.10 – DATAPREV may suspend annotation operations after 90 days of delay in the payment of invoices. PRINCIPAL and the INSS shall be notified of this suspension 30 days in advance.

After 45 days of delay in the payment of invoices, DATAPREV shall issue a notice warning of the delay.

After 60 days of delay in the payment of invoices, DATAPREV shall issue a notice of suspension if the debt is not paid within 30 days.

After payment of the amounts due, the annotation services shall be reinstated within 3 business days.

SECTION NINE – TERM

The term of this Agreement shall be linked to the term of the Technical Cooperation Agreement entered into by and between PRINCIPAL and the National Social Security Institute – INSS for the execution of the same payroll deductions that are the subject matters of this agreement, and the term shall start from the date of the last electronic signature of this agreement.

9.1	– Subject to the binding provisions set forth in the head paragraph of this Section, the term of this agreement is sixty (60) months.

9.2 – This agreement shall be automatically extended if there is an extension of the term of the Technical Cooperation Agreement between PRINCIPAL and the National Social Security Institute - INSS.

9.3 – Expiration of the Technical Cooperation Agreement between the Financial Institution and the INSS, as well as of this agreement, shall imply discontinuation of services between Dataprev and the Financial Institution, with the exception of the operation of the following services, unless otherwise determined by INSS:

I- Management of loan installments annotated during the term of these instruments to avoid losses to INSS beneficiaries. Discounts related to loans annotated up to the end date of the contractual relationship shall be applied until termination/exclusion thereof, in accordance with the rules established in the agreement;

II- Change of Ownership, so as not to affect ongoing operations during the definition of service discontinuation.

SECTION TEN – ADJUSTMENT OF AGREED PRICES

The prices initially agreed shall be adjusted in accordance with Exhibit I to this agreement.

10.1 – In the event of delay or non-disclosure of the adjustment index, PRINCIPAL shall pay CONTRACTOR the amount calculated based on the last known variation, settling the corresponding difference as soon as the final index is disclosed. CONTRACTOR shall submit a calculation report regarding the price adjustment of the remaining amount, whenever this occurs.

10.2	– In the final assessments, the index used for adjustment shall necessarily be the definitive one.

10.3 – If the index established for adjustment is extinguished or can no longer be used in any way, the index determined by the legislation then in force shall be adopted as a replacement.

10.4 – In the absence of legal provision regarding the replacement index, the parties shall choose a new official index to adjust the price of the remaining amount, by means of an apostille or amendment.

SECTION ELEVEN – CANCELLATION OF SERVICES

The service may be canceled at the discretion of the client or Dataprev. The other party shall be formally notified at least ninety (90) days in advance, and cancellation shall comply with the regulations established by the INSS, except in the case mentioned in section 8.10.

11.1 – The service may be suspended or canceled immediately due to force majeure, such as the suspension/cancellation of the Financial Institution’s Cooperation Agreement with INSS and application of a determination by INSS or by court.

11.2 – The service shall be subject to suspension if PRINCIPAL does not prove that the request for renewal of the technical Cooperation Agreement (ACT) has been timely formalized with the INSS.

SECTION TWELVE – TERMINATION

Failure by either party to perform this Agreement, wholly or in part, shall ensure the right of termination if a notice is served upon the party to fulfill its obligations within fifteen (15) days, such nonperformance is not corrected, respecting the adversarial system and the opportunity to be heard.

SECTION THIRTEEN - CONFIDENTIALITY

The Parties agree to grant the most complete and strict confidential treatment to any Confidential Information of the other party to which they have access during the course of the relationship between the parties or as a result thereof, whether through oral or documentary communications or through visits to the facilities and/or contacts with clients, suppliers, or partners of the other party, and they may not, under any pretext, directly or indirectly, on their account or by third parties, disclose, reveal, take advantage of, reproduce, use, or disclose such information to third parties, except in cases defined by law or by express court order.

13.1 - For purposes hereof, the parties establish that the term “Confidential Information” includes any data, documents and/or technical, commercial and/or personal information of a party that the other party may have knowledge of, access to, or which may be entrusted to it, such as, but not limited to, techniques, formulas, standards, compilations, inventions, action plans, sales reports, advertising performance, know-how, specifications, designs, methods, and techniques or processes that may or may not have actual or potential economic value, including in relation to the other party and its clients, suppliers, associates, distributors, or any other persons, whether individuals or legal entities, with which the other party maintains commercial and/or legal relationships. “Confidential Information” also includes data, texts, correspondence, and any other information revealed orally or visually, regardless of the means through which they are transmitted, regardless of whether they indicate this nature.

13.2 - If either party is required to disclose “Confidential Information” to any Government agency, it shall promptly provide the other party with written notice thereof, sufficiently in advance so as to allow the other party to request any appropriate measures or remedies. The party shall disclose only information that is legally required and shall use its best efforts to obtain confidential treatment for any “Confidential Information” so disclosed.

13.3 - In the event of expiration or termination hereof, for any reason, or upon simple request by one of the parties, the other party agrees to return, within seventy-two (72) hours, all documents of the other party that are in its possession, under penalty of constituting misappropriation, regardless of notice.

13.4 - The parties are responsible, on their account and on account of their representatives, under the penalties of law, for the use of “Confidential Information”, and they are obliged to grant confidential treatment to said information, and they shall be held liable under the civil and penal law for failure to comply with the provisions set forth herein.

13.5 - Information (i) of which the parties demonstrably have knowledge prior to the execution hereof; (ii) becomes public without violation of the secrecy and confidentiality obligations assumed herein is not characterized as “Confidential Information”.

13.6	- The secrecy and confidentiality obligation provided for herein shall survive even after its term, for an indefinite period.

13.7 - In the event of violation of any provision or condition of this section, a non-compensatory fine of one thousand five hundred Reais (R$1,500.00) shall be imposed on the breaching party, without prejudice to the payment of damages, provided they are effectively proven, to the adversely affected party.

SECTION FOURTEEN - PRIVACY AND PERSONAL DATA PROTECTION

The parties, on their own behalf and on behalf of their employees, agree to act in this Agreement in accordance with the applicable Personal Data Protection Law and the determinations of regulatory/supervisory bodies on the matter, in particular Law No. 13.709/2018, in addition to other data protection rules and policies existing within the contracting parties.

14.1. For purposes of this AGREEMENT, CONTRACTOR is considered the Data Processor, within the scope of its respective activities, and PRINCIPAL is considered the Data Controller.

14.2.	The following are the parties’ responsibilities:

14.2.1. To protect the fundamental rights of freedom and privacy and the free development of the natural person’s personality, relating to the processing of personal data, including in digital media;

14.2.2. To protect any and all pieces of information related to an identified or identifiable natural person, as well as personal data regarding racial or ethnic origin, religious belief, political opinion, membership of a trade union or organization of a religious, philosophical, or political nature, data relating to health or sexual life, genetic or biometric data, when linked to a natural person.

14.2.3. To observe the applicable law and regulations regarding the protection of personal data and the privacy of data subjects;

14.2.4. To observe and apply the guidelines of the National Data Protection Authority (ANPD) applicable to the subject matter of this Agreement;

14.2.5. To carry out data processing limited to the activities necessary to achieve the purposes of performing the agreement and the contracted service;

14.2.6. To use personal data only to provide the services specified in the subject matter of this agreement;

14.2.7. To grant personal data strict confidential treatment and require that its employees who process personal data in any way comply with this obligation;

14.2.8. To limit access to personal data to the minimum number of employees who need to access said information for the purpose of carrying out activities related to the subject matter of the agreement;

14.3. The following are the responsibilities of PRINCIPAL:

14.3.1. To designate and inform CONTRACTOR, preferably before the start of data processing, within five (5) business days as from execution of the Agreement, its representative who shall act as the Personal Data Protection Officer (DPO);

14.3.1.1. Until the DPO is appointed, PRINCIPAL’s representative responsible for appointing the DPO is responsible for decisions regarding the processing of personal data;

14.3.1.2. In the event of a DPO vacancy, PRINCIPAL’s representative responsible for appointing the DPO shall be responsible for decisions regarding the processing of personal data;

14.3.2. To collect personal data essential to the provision of the service itself, being responsible for obtaining the consent of the data subjects, when required by law, except in cases where another legal event of processing operates, providing for registration of the respective consent;

14.3.3. To only use personal data and sensitive personal data when there is specific consent from the holder, except in cases of exemption from consent provided for in Law 13.709/2018;

14.3.4. To prominently inform the personal data subject when the collection of personal data is a condition for the provision of a service or for the exercise of a right and about the means by which they may exercise the rights set forth in art. 18 of Law No. 13.709/2018;

14.4. The following are the responsibilities of CONTRACTOR:

14.4.1. To carry out the Processing of Personal Data in the context of the provision of contracted services, as Personal Data Processor, in accordance with the definitions established in art. 5 of Law No. 13.709/2018;

14.4.2. To designate and inform PRINCIPAL, preferably before the start of data processing, within a five (5) business days as from execution of the Agreement, its representative who shall act as Data Protection Officer (DPO), who shall be responsible for acting as a communication channel between PRINCIPAL, CONTRACTOR, and the National Data Protection Authority (ANPD);

14.4.3.	To ensure the tracking of personal data in its custody;

14.4.3.1. CONTRACTOR’S liability is limited to tracking the data while it is in its custody;

14.4.4. To store the data obtained under this agreement in a secure database, maintained in the Brazilian territory, with guaranteed registration of transactions carried out in the access application (log) and adequate role-based access control and with transparent identification of the profile of accredited parties, all established as a way to guarantee the traceability established by INSS and the frank investigation, at any time, of deviations and failures, it being understood that sharing this data with third parties is prohibited, except with express authorization from INSS;

14.4.5.	To formally inform its employees involved in providing the service about the obligations and conditions agreed upon in this Agreement;

14.4.6. To grant strict confidential treatment to databases that contain or may contain personal data or business secrets, access to which has been previously authorized by PRINCIPAL’S Data protection Officer or by anyone to whom they delegate this duty;

14.4.7. To maintain formal contact, through its “Data Protection Officer” or “DPO” with the PRINCIPAL’s and INSS’s Data Protection Officer regarding the occurrence of any incident that implies violation or risk of violation of personal data, as quickly as possible, in accordance with the established Service Level Agreement, so that the latter can take the necessary measures, in the event of questioning by the competent authorities.

SECTION FIFTEEN – ANTI-CORRUPTION AND INTEGRITY PROVISIONS

15.1. The parties irrevocably and irreversibly represent that they will comply with Law No. 12.846/2013 (Anti-Corruption Law) and the respective regulatory Decree No. 8.420/2015, notably in having and maintaining an Integrity Program (art. 41 of Decree No. 8.420/2015), as well as the rules and requirements contained in DATAPREV’s internal policies, agreeing not to carry out any activity that constitutes a violation of said legislation.

15.2. The parties represent, warrant, and accept that, in relation to this Agreement, they shall not practice or attempt to practice any requests, demands, charges, or obtaining for themselves or others any undue advantage or promise of undue advantage, under the pretext of influencing an act carried out by a public and/or private agent, and it is further expressed that no favoritism, fee, money, or any other object of value has been or will be paid, offered, donated, or promised to or by any of their agents or employees, directly or indirectly.

15.3. The parties, through all their collaborators, employees, and managers who work directly or indirectly on the Agreement, also undertake to comply with the legislation referred to in item 15.1 and warrant that they will not, by reason of this Agreement or any other commercial transactions involving the parties, transfer anything of value, directly or indirectly, to any person in the private sector or public servants and employees, at all levels, in order to obtain or maintain any other undue benefit or advantage.

15.4. The parties represent and warrant that they are not (i) under investigation due to allegations of bribery and/or corruption; (ii) subject to judicial and/or administrative proceedings or have been convicted or indicted on charges of corruption or bribery; (iii) listed in any government entity, such as the CGU-CEIS and the CNEP, or suspected of terrorist and/or money laundering practices; (iv) subject to economic and business restrictions or sanctions for anti-competitive practices; and (v) banned or prevented, in accordance with any law that is imposed or monitored by any government entity.

15.5. The parties agree to keep reliable accounting records and agree that they may, at their discretion, carry out the integrity verification (Due Diligence) and any compliance verification referred to in this Section, including due diligence aimed at assessing compliance with all anti-corruption regulations, laws, and normative provisions, and shall cooperate fully during any compliance verification, undertaking to present any information and documents that may be necessary, upon request, including completion, whenever prompted, of the Integrity Due Diligence.

15.6. The parties shall promptly provide written notice upon receipt of any notice from any government entity – any of the direct or indirect government bodies – related to this instrument, to facts or investigations relating to acts of corruption, regarding any suspicion or violation of the provisions of anti-corruption laws and also of participation in bribery or corruption practices, as well as non-compliance with any representation provided for in this Section.

15.7. Failure to comply with this Section by either party or its collaborators, employees, and managers, except for any other grounds for termination provided for by law or herein, shall be considered a serious breach and shall entitle the other party to immediately terminate the Agreement, and the party shall be required to hold the latter party harmless from any actions, losses, and damage arising from such breach. Furthermore, in the event of a violation of any anti-corruption or integrity legislation, the party that violated the provisions of this section shall indemnify the other party against any and all damages it may suffer due to the breach of the obligations and representations set forth in this Section.

SECTION SIXTEEN – FINAL PROVISIONS

This agreement is based on respect for privacy, as well as the inviolability of the privacy, honor, and image of the holder of the data transmitted in the operations necessary for the adequate performance of the service that is the subject matter hereof, without prejudice to any sanctions arising from its misuse or the lack of care necessary for its handling.

16.1 - The Parties, in every operation carried out with personal data, undertake to protect any and all pieces of information related to an identified or identifiable natural person, as well as personal data regarding racial or ethnic origin, religious belief, political opinion, membership of a union or organization of a religious, philosophical ,or political nature, data relating to health or sexual life, genetic or biometric data, when linked to a natural person.

16.2 - Any and all taxes due under this instrument are the sole responsibility of the party to whom the taxable event is linked, in accordance with the applicable tax legislation.

16.3 - The tolerance of one party in relation to the other shall not be considered a moratorium, novation or waiver of any right, constituting mere liberality, which shall not prevent the tolerating party from demanding from the other to duly comply with this agreement, at any time.

16.4 - This agreement is binding on the parties and their successors and cannot be transferred, wholly or in part, for any reason, except with mutual and express consent.

16.5	- The parties undertake to keep their registration data up to date, informing the other of any changes.

16.6 - If any clause or condition of this agreement is deemed null or invalid, this shall not affect the remainder of the agreement. In this case, the parties undertake to replace it with another clause as similar as possible to the invalid clause, aiming to restore the original conditions and balance hereof.

16.7 - This Agreement does not imply the assignment, permission to use, grant and/or transfer, under any circumstances, of any right and/or intellectual and industrial property of the parties, and each party remains the holder of such rights.

16.8	- This Agreement does not establish any type of company, association, consortium or joint and several and/or subsidiary liability between the parties.

16.9 - This Agreement does not create any employment relationship or obligation between the parties, or any of their employees, as the requirements of an employment relationship are not met. Any labor liability arising herefrom is the sole responsibility of the party to whom the employees are linked, as any labor force that may allocated by one party to the other does not maintain any employment relationship with the other party, as this lacks any of the requirements of an employment relationship.

16.10 - Any doubts arising during performance of this Agreement or its Amendments shall be resolved between the parties, within the scope of their respective duties and responsibilities.

16.11	– The Parties mutually represent and warrant, including to their suppliers of goods and services, that:

16.11.1 - they carry out their activities in accordance with the law applicable to them, and that they hold the necessary approvals to enter into the AGREEMENT and fulfill the obligations set forth therein;

16.11.2 - they do not use illegal labor, and undertake not to use labor practices analogous to slavery, or child labor, except for the latter in the capacity as apprentice, in compliance with the provisions of the Consolidated Labor Laws.

16.11.3 - they comply with the provisions of art. 7, item XXXIII of the Federal Constitution of October 5, 1988, added by Law No. 9.854 of October 27, 1999, not having in their staff employees under eighteen (18) years of age in night, dangerous, or unhealthy work, and in any work under sixteen (16) years of age, except as apprentice from fourteen (14) years of age.

16.11.4 - they do not engage in negative discrimination practices and practices that restrict access to or maintenance of an employment relationship, such as, but not limited to, due to reasons of: sex, origin, race, skin color, physical condition, religion, marital status, age, family situation, or pregnancy;

16.11.5 - they to protect and preserve the environment, as well as to prevent and eradicate practices that are harmful to the environment, carrying out their services in compliance with the applicable law regarding the National Environmental Policy and Environmental Crimes, as well as legal, normative, and administrative acts related to the environmental area and related matters, issued by the Federal, State, and Municipal spheres.

16.12 – Failure by PRINCIPAL to comply with any of the obligations assumed herein that implies the irregular performance of this service, such as those set out in letters “c”, “f”, “h”, and “j” of item II of Section Four, shall give rise to the imposition of a 10% fine on the amount of the invoice corresponding to the period in which the violation occurred, duly adjusted.

16.12.1 – The fine shall be imposed through an increase or discount on the invoice, as applicable.

SECTION SEVENTEEN – VENUE

The parties hereby mutually elect the venue of the Judicial Section of the Federal District to resolve any and all doubts arising from the interpretation hereof, expressly waiving any other venue, however privileged it may be.

IN WITNESS WHEREOF, the parties sign this Agreement electronically, for one sole legal effect, considering the date of the last digital signature as the date of execution of the agreement.

PRINCIPAL

/s/ Marciano Testa	/s/ Beatriz Couto Dellevedove Bernardi
MARCIANO TESTA	BEATRIZ COUTO DELLEVEDOVE BERNARDI
CEO	Officer

DATAPREV

/s/ Gustavo Henrique Rigodanzo Canuto

GUSTAVO HENRIQUE RIGODANZO CANUTO

President

/s/ Alan do Nascimento Santos

ALAN DO NASCIMENTO SANTOS

Chief Relationship and Business Officer